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                                                                   EXHIBIT 23.10

                           CONSENT OF PHILIP B. SMITH

     In accordance with the requirements of Rule 438 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), I hereby consent to the references to my name appearing in this Registration Statement on Form S-4 and in the accompanying Joint Proxy Statement/Prospectus forming a part thereof relating to the registration under the Securities Act of up to 7,161,312 shares of common stock of HS Resources, Inc. ("HSR") to be issued to stockholders of Tide West Oil Company ("Tide West") in connection with the proposed merger of Tide West with and into a wholly-owned subsidiary of HSR.

                                                  /s/  Philip B. Smith
                                                       Philip B. Smith

May 1, 1996